Exhibit 5.3

[Whyte Hirschboeck Dudek S.C. Letterhead]

January 28, 2013

Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to Gen-Probe GTI Diagnostics, Inc. (“GDI”) and Gen-Probe Prodesse, Inc. (“Prodesse”), listed on Schedule A and referred to collectively sometimes herein as the “Wisconsin Guarantors,” with respect to matters of Wisconsin law arising in connection with guarantees by the Wisconsin Guarantors (pursuant to the terms of the Indenture (defined below), the “Guarantees”) of up to the $1,000,000,000 aggregate principal amount of 6.25% Senior Notes due 2020 (the “Exchange Notes”) issued by Hologic, Inc., a Delaware corporation (the “Issuer”) and covered by the Registration Statement on Form S-4, and all amendments thereto, as filed by the Issuer on or about the date hereof with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”). The Exchange Notes will be issued by the Issuer in exchange for the outstanding $1,000,000,000 aggregate principal amount of the Issuer’s 6.25% Senior Notes due 2020, which were issued on August 1, 2012 (the “Original Notes”) under that certain 6.25% Senior Notes due 2020 Indenture, dated as of August 1, 2012, by and among the Issuer, the guarantors named therein, including the Wisconsin Guarantors, and Wells Fargo Bank, National Association as trustee (the “Indenture”). The execution and filing of the Registration Statement, and the Wisconsin Guarantors’ guarantee of the Exchange Notes in accordance with the Indenture, are referred to herein as the “Transaction.”

This opinion letter, including the schedules hereto (the “Opinion Letter”), is being rendered at the request of the Issuer. In connection with this Opinion Letter, we have examined the Registration Statement and the Prospectus for Issuer’s Offer to Exchange included therein (the “Prospectus”), together with each of the other documents listed on Schedule B attached hereto (referred to collectively sometimes hereinafter as the “Documents”).

We call your attention to the fact that we have been retained as special counsel to the Wisconsin Guarantors for the purpose of the Transaction and have not represented the Wisconsin Guarantors generally in the past.

Hologic, Inc.

January 28, 2013

We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents. Except for the Documents listed on Schedule B, we have not examined your records or those of either Wisconsin Guarantor, nor of any court or any public, quasi-public, private or other office in any jurisdiction, and our opinions are subject to the matters that an examination of such records would reveal. We have not made any independent review or investigation of orders, judgments, or decrees by which the Wisconsin Guarantors or any of their respective properties may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Wisconsin Guarantors.

This Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule C attached hereto. In the course of our representation of the Wisconsin Guarantors in connection with the Transaction, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. For purposes of those assumptions, the Enumerated Parties referred to in Schedule C are the Wisconsin Guarantors.

Our opinions hereafter expressed are limited to the laws of the State of Wisconsin and the Federal law of the United States of America.

We express no legal opinion upon any matter other than those explicitly addressed in numbered paragraphs 1 through 3 below, and our express opinions therein contained shall not be interpreted to be implied opinions upon any other matter. For example, without limiting the generality of the foregoing, unless expressly stated herein we are rendering no opinion upon the following legal issues, laws or provisions of the Documents: state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

Based upon and subject to the foregoing, we are of the opinion that:

1. Based exclusively on certificates from the Wisconsin Department of Financial Institutions (“Wisconsin DFI”), as referenced on Schedule B, each of the Wisconsin Guarantors (a) is a corporation validly existing under the laws of the State of Wisconsin, (b) has filed its most recent required annual report with the Wisconsin DFI, and (c) has not filed articles of dissolution with the Wisconsin DFI.

2. Each of the Wisconsin Guarantors has all requisite corporate power and authority to execute and deliver the Registration Statement, to perform all of its obligations under the Guarantees as contemplated in the Indenture, and to consummate the Transaction.

Hologic, Inc.

January 28, 2013

3. Each of the Wisconsin Guarantors has duly authorized the execution and delivery of the Registration Statement and the performance of its obligations thereunder, including the Guarantees, and the consummation of the Transaction.

This Opinion Letter is rendered to you for your benefit and may not be delivered to, or relied upon by, any other party without our prior written consent, except: (i) your respective successors and permitted assigns under the Documents; (ii) in response to a court order; and (iii) that, subject to the qualifications, limitations, exceptions and assumptions set forth herein, the Trustee may rely upon above numbered paragraphs 1, 2 and 3 (all with respect to the Guarantees only) as if this Opinion Letter were addressed to the Trustee on this date for all purposes relating to its acting as Trustee under the Indenture.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours, WHYTE HIRSCHBOECK DUDEK S.C.

By:	/s/ Sverre David Roang
Sverre David Roang

SCHEDULE A

WISCONSIN GUARANTORS

Name of Guarantor	Type of Entity	Jurisdiction of Organization

Gen-Probe GTI Diagnostics, Inc.	Corporation	Wisconsin

Gen-Probe Prodesse, Inc.	Corporation	Wisconsin

SCHEDULE B

LIST OF DOCUMENTS

In connection with the Opinion Letter to which this Schedule B is attached, we have reviewed the following Documents:

(i)	the Officer’s Certificate of each Wisconsin Guarantor, in the forms attached hereto, dated and delivered to us on the date hereof and certifying as to certain matters in support of this Opinion Letter;

(ii)	the Indenture;

(iii)	the Registration Statement;

(iv)	the Prospectus;

(v)	the Articles of Incorporation of GDI as certified by the Department of Financial Institutions of the State of Wisconsin on January 15, 2013;

(vi)	the Articles of Incorporation of Prodesse as certified by the Department of Financial Institutions of the State of Wisconsin on January 15, 2013;

(vii)	the Bylaws of GDI certified by the Assistant Secretary of GDI as now being in effect;

(viii)	the Bylaws of Prodesse certified by the Assistant Secretary of Prodesse as now being in effect;

(ix)	Certificate dated January 15, 2013 of the Wisconsin DFI as to the current status of GDI; and

(x)	Certificate dated January 15, 2013 of the Wisconsin DFI as to the current status of Prodesse.

SCHEDULE C

WHYTE HIRSCHBOECK DUDEK S.C.

STANDARD ASSUMPTIONS

In rendering legal opinions in third party transactions, Whyte Hirschboeck Dudek S.C. makes certain customary assumptions described below:

1.	Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents and perform the Transaction.

2.	Each person other than the Enumerated Parties is duly organized and validly existing, has all requisite power and authority and has taken all necessary corporate or other action to enter into those Documents to which it is a party or by which it is bound, to the extent necessary to make the Documents enforceable against it, and has executed and delivered those Documents.

3.	Each person other than the Enumerated Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against the Enumerated Parties.

4.	Each Document is accurate, complete and authentic, each original is authentic, each copy submitted to us conforms to an authentic original, and all signatures reflected on copies of the executed Documents submitted to us are the genuine signatures of the persons authorized to execute such Documents on behalf of the respective parties to those Documents.

5.	The Documents executed and delivered by the parties are in substantially the same form as the forms of those Documents that we have reviewed in rendering this Opinion Letter.

6.	All official public records are accurate, complete and properly indexed and filed.

7.	There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents or any of the other agreements relating to the Transaction.

8.	The conduct of the parties to the Transaction has complied in the past and will comply in the future with any requirement of good faith, fair dealing and conscionability.

9.	Each person other than the Enumerated Parties has acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transaction.

10.	There are no agreements or understandings among the parties to or bound by the Transaction, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of the Registration Statement, the Prospectus, the Guarantees, the Indenture or any of the other agreements relating to the Transaction.

11.	The Enumerated Parties will not in the future take any discretionary action (including a decision not to act) permitted under the Registration Statement, the Prospectus, the Indenture or any of the other agreements relating to the Transaction that would result in a violation of law or constitute a breach or default under the Registration Statement, the Prospectus the Indenture or any of the other agreements relating to any Transaction or court or administrative orders, writs, judgments and decrees that name the Enumerated Parties and are specifically directed to their properties.

12.	The Enumerated Parties will obtain all permits and governmental approvals not required at the time of the closing of the Transaction but which are subsequently required, and will take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Guarantees and the Indenture and all of the agreements relating to the Transaction.

13.	All parties to or bound by the Registration Statement, the Prospectus, the Exchange Notes, the Guarantees or the Indenture, or any of the other agreements relating to the Transaction, will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Registration Statement, the Prospectus, the Exchange Notes, the Guarantees or the Indenture, or any of the other agreements relating to the Transaction.